Exhibit 15.2
June 30, 2011
Ninetowns Internet Technology Group Company Limited
22nd Floor, Building No. 1, Capital A Partners,
No.20 Gong Ti East Road, Chaoyang District Beijing 100020
The People’s Republic of China
Dear Sirs,
Re:	Ninetowns Internet Technology Group Company Limited (the “Company”) Annual Report on Form 20-F
We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Internet Technology Group Company Limited with the U.S. Securities and Exchange Commission, and to the reference therein to our firm under the heading “Enforceability of civil liabilities” in the annual report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.
Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman